EXHIBIT 10.62

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [*****] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ORDERING AGREEMENT

between

LONZA SALES AG

and

ELUSYS THERAPEUTICS, INC.

The terms stated in this Agreement (“the Agreement”) apply to orders by Elusys Therapeutics, Inc., located at 25 Riverside Drive, Unit 1, Pine Brook, New Jersey 07058 (hereinafter referred to as “Elusys”, “Contractor” or “Elusys”) to Lonza Sales AG, a Swiss corporation, with its principal office at Muenchensteinerstrasse 38, CH- 4002 Basel, Switzerland, (hereinafter referred to as “Subcontractor” or “Lonza”). Specifically, this Agreement shall govern orders of Bulk Drug Substance (“BDS”) of Elusys’ proprietary molecule designated ETI-204 (“Anthim”), which shall be manufactured in accordance with the current Good Manufacturing Practice (“cGMP”) Regulations (21 C.F.R, §§ 210.1-211.208) and shall be manufactured at Lonza Portsmouth’s Facility in Portsmouth, NH, USA.

Project Title: Anthim - BDS Ordering Agreement.

Order Funding:  Orders submitted under this agreement may be made in support of Elusys’ prime contracts [*****].

Materials and Services Provided by Subcontractor:  Lonza shall provide all facilities, supplies, and staff necessary to manufacture and deliver Anthim BDS in accordance with the terms of this Agreement. Lonza shall perform the services as described in the attached Schedule 1.

TABLE OF CONTENTS

1.Definitions.4

2.Term.6

3.Supply by Elusys.7

4.Agreement to Supply and Perform Services.8

5.Forecasting and Order Procedures.8

6.Provision of the Services.9

7.Delivery and Transportation of Anthim BDS.10

8.Steering Committee.12

9.Process Changes.13

10.Facility.13

11.Regulatory Support and Quality Assurance.13

12.RESERVED.15

13.Price and Terms of Payment15

14.Recalls.17

15.Representations and Warranties; Indemnification.18

16.Limitations of Liability22

17.Elusys Information, Lonza Information and Patent Rights.23

18.Termination.25

19.Federal Acquisition Regulations.27

20.Governing Law, Jurisdiction and Enforceability.28

21.Miscellaneous.29

SCHEDULES

Schedule 1 – Services

Schedule 2 – Elusys Materials in Lonza’s Possession

Schedule 3 – Elusys Patent Rights

Schedule 4 – Specifications

Schedule 5 – Quality Agreement

Schedule 6 – Federal Acquisition Regulations

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.
1.1	In this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any corporation, partnership, limited liability company or other entity, which directly or indirectly controls, is controlled by or is under common control with the relevant Party to this Agreement, and “control” and its correlates means the ownership of more than fifty per cent (50%) of the issued voting shares, or the legal power to direct or cause the direction of the general management and policies, of the Party in question.

“Agreement” means this Agreement between Lonza and Elusys.

“Anthim BPS,” “Anthim,” or “ETI-204” means the BDS form of the high-affinity humanized and chimeric monoclonal antibody developed by Elusys, known as ETI-204, which targets the anthrax toxin protective antigen that is expressed by the pathogenic Anthrax cell.

“Batch” means the Anthim BDS product derived from a single run of the biologic manufacturing process, fermented at the 5.000L scale.

“Cell Line” means the [*****] cell line created by Elusys that is to be used in the manufacture of the Anthim BDS in accordance with this Agreement

“Certificate of Analysis” means the document certifying that the final Anthim BDS has met all Anthim BDS specifications and was manufactured according to the cGMP. For the avoidance of doubt, a Certificate of Analysis shall not be issued for any Batch of Anthim BDS that does not meet cGMP.

“Commencement” means, with respect to any Batch, production commencement, which begins upon the removal of the first ampoule of the Cell Line from the relevant frozen cell bank stocks for production of such Batch.

“cGMP” means current Good Manufacturing Practices (21 C.F.R. §§ 210.1-211.208) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Commission Directive 2003/94/EC.

“Elusys Information” means all technical and other Information known to, controlled or owned by Elusys or its Affiliates from time to time, and not known to and not at the free disposal of Lonza prior to its disclosure by Elusys to Lonza and not in the public domain.

“Elusys Materials” means the materials supplied by Elusys to Lonza pursuant to this Agreement, including the Cell Line.

“Elusys Patent Rights” means all Patent Rights that are owned by or licensed to Elusys and are necessary or useful in the performance of the Services by Lonza as contemplated hereby. The Elusys Patent Rights are listed in Schedule 3 and attached hereto.

“Facility” means the facility of Lonza Portsmouth located in Portsmouth, New Hampshire.

“Force Majeure” means causes beyond the reasonable control of a Party or its Affiliates including, without limitation, acts of God (including but not limited to earthquake), laws or regulations of any government or agency thereof (that could not reasonably have been expected or anticipated on the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements), war, terrorism, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle), epidemic, and failure of suppliers, public utilities or common carriers For the avoidance of doubt, a Stop Work Order permitted under FAR Clause 52.242-15, in and of itself, is not a Force Majeure event “Government” means the United States Government acting through BARDA.

“GS” means Lonza’s glutamine synthetase expression system.

“GS License” means the license agreement between Lonza and Elusys, dated 8 April 2009, for use of GS.

“Lonza Patent Rights” means Patent Rights (i) owned or controlled by Lonza as of the Effective Date, (ii) acquired by Lonza from a third party after the Effective Date, or (iii) covering inventions made by Lonza outside the scope of this Agreement.

“Lonza Portsmouth” means Lonza’s Affiliate, Lonza Biologics Inc., 101 International Drive, Portsmouth, NH 03801, USA.

“Lonza Information” means all technical and other Information, whether patented or unpatented, known to, owned or controlled by Lonza or its Affiliates from time to time, (and not known to and not at the free disposal of Elusys prior to its disclosure by Lonza to Elusys, or in the public domain), including, without limitation, the Process, GS and technical and other information, whether patented or unpatented developed, generated or created by Lonza or its Affiliates in the performance of this Agreement.

“Non-Production Services” means all Services except those performed directly in connection with Anthim BDS Batch production. For purposes of this definition, Services performed directly in connection with Anthim BDS Batch production shall mean the activities necessary to produce a Batch, beginning with Commencement and continuing through expansion of the culture to inoculate a 5.000L bioreactor and ending upon routine quality control analysis and the delivery of a Certificate of Analysis (if applicable) for such Batch, or such other endpoint as the Parties may agree upon in writing.

“Party” means one of Lonza or Elusys.

“Parties” means both Lonza and Elusys.

“Patent Rights” means all patents and patent applications of any kind throughout the world.

“Presidents” has the meaning ascribed to it by Section 8.3.

“Process” means the process operating parameters used for the production of Anthim BDS from the Cell Line and the methods of harvesting and purification of Anthim BDS

“Quality Agreement” means the most recent quality agreement entered into by the Parties relating to Anthim BDS.

“Raw Materials” means ingredients, additives (including media, feeds and supplements), disposables, including, but not limited to, bags and filters, purification resins, and reagents, which are purchased or used by Lonza in the performance of the Services and the related costs of virus testing, and other mutually agreed upon testing, conducted by Testing Laboratories. For purposes of clarity, it is currently contemplated that Lonza shall conduct all other tests included in the Specifications, and the mutually agreed upon testing described above shall exclude any such tests that are later sent by Lonza to third parties for completion.

“Raw Materials Fee” means that part of the Price which is payable to Lonza by Elusys for Raw Materials utilized in the performance of the Services, calculated in accordance with Section 13

“Release” means with respect to any Batch, issuance by Lonza of a Certificate of Analysis with respect to such Batch.

“Services” means all services to be provided by Lonza which are the subject of this Agreement as set out in Schedule 1.

“Specifications” means the specification for Anthim BDS, as agreed by the Parties, and attached hereto as Schedule 4 as such specifications may be modified from time pursuant to Section 9.2.

“Steering Committee” means the committee established pursuant to Section 8.

“Supply Deficiency” has the meaning ascribed to it by Section 6.3.

“Testing Laboratories” means any third party instructed by Lonza to carry out tests on the Elusys’ Materials or the Anthim BDS.

“U.S. FDA” means the United States Food and Drug Administration or any successor governmental agency thereof.

1.2	Unless the context requires otherwise, references to the singular include the plural and vice versa, references to schedules are references to the Schedules to this Agreement, and references to sections are references to the Sections of this Agreement.
2.	Term.

2.1	This Agreement shall take effect on the Effective Date and shall continue [*****], unless sooner terminated pursuant to Section 18 (the “Initial Term”). Following the Initial Term, this Agreement may be renewed for [*****] (each a “Renewal Term,” and together with the Initial Term, the “Term”) upon written agreement of both the Parties [*****], in each case subject to termination pursuant to Section 18.
3.	Supply by Elusys.
3.1	Elusys shall supply to Lonza all Elusys Materials required by Lonza to perform the Services in accordance with agreed timelines as more fully set forth on Schedule 1. Lonza shall not be responsible for any delays arising out of Elusys* failure to provide such Elusys Materials, and Elusys shall be responsible for all additional costs and expenses arising out of such delay, including, if applicable, any idle Facility capacity costs. Lonza currently has possession of the Elusys Materials described on Schedule 2.
3.2	Rights in Elusys Information, Elusys Patent Rights and Elusys Materials.
3.2.1	Elusys hereby grants Lonza the non-exclusive right to use the Elusys Information, the Elusys Patent Rights and the Elusys Materials solely for the purpose of Lonza performing Services under this Agreement. Lonza and its Affiliates will not use the Elusys Information, Elusys Patent Rights or Elusys Materials (or any part thereof) for any other purpose without Elusys* prior written consent either during or after the Term of this Agreement Except as set forth in this Section 3.2, no licenses are granted to Lonza to use the Elusys Materials, the Elusys Patent Rights or the Elusys Information, and no licenses shall arise or be deemed to have arisen by default, estoppel or otherwise.
3.2.2	Lonza confirms that the Cell Line and all other cell lines and material generated by Lonza pursuant to all prior contracts with Elusys are owned by Elusys (subject to Lonza’s retained rights in the Lonza Information), and are included in the Elusys Material.
3.3	Lonza Obligations regarding Elusys Materials. Lonza shall:
3.3.1	At all times use all reasonable endeavors to keep the Elusys Materials secure and safe from loss, damage, theft, misuse and unauthorized access in such manner as Lonza stores its own materials of similar nature;
3.3.2	Not part with possession of the Elusys Materials or the Anthim BDS, save for the purpose of tests at the Testing Laboratories or as directed by Elusys; and
3.3.3	Cause all Testing Laboratories to be subject to confidentiality and non-use obligations no less onerous than those confidentiality and non-use obligations imposed on Lonza under this Agreement.

3.4	No Other License. Without prejudice to Lonza’s right to receive payment of the Price hereunder or to Lonza’s own proprietary rights in the Process and the Lonza Information, Lonza agrees that, except as expressly provided in Section 3.2 above, Lonza shall not by virtue of this Agreement acquire any right, license or title in, or to, the Elusys Patent Rights, the Elusys Information, the Elusys Materials or the Anthim BDS.
4.	Agreement to Supply and Perform Services.
4.1	cGMP Manufacture. Subject to Sections 15.1.5 and 15.1.6, Lonza shall, in accordance with the terms of this Agreement, manufacture and Deliver to Elusys Batches of Anthim BDS that meet the Specifications in accordance with cGMP using the Process.
4.2	Lonza Services. For each Batch of Anthim BDS ordered by Elusys hereunder, Lonza will perform the Services necessary to manufacture and Deliver the Anthim BDS, including:
4.2.1	Recover ampoules of the cell bank for the Cell Line and expand cultures to complete fermentation at the 5,000 liter scale, using the Process for the Anthim BDS.
4.2.2	Clarify culture supernatant and purify using the Process for the Anthim BDS.
4.2.3	Test the Anthim BDS against the Specifications.
4.2.4	Undertake cGMP review of lot documentation.
4.2.5	Issue a Certificate of Analysis.
4.2.6	Deliver the Anthim BDS and its Certificate of Analysis to Elusys.
4.2.7	Deliver electronic copies of the batch record documents to Elusys.

5.	Forecasting and Order Procedures.
5.1	Forecasts. Elusys shall provide Lonza with rolling [*****] forecasts of the number of Batches to be ordered by Elusys (each a “Forecast”). Lonza will respond within [*****]of receiving a Forecast with a schedule of anticipated Commencement dates for the forecasted number of Batches (each a “Proposed Schedule”), which Lonza may update from time to time based on available capacity. Forecasts and Proposed Schedules are non-binding. Elusys understands and agrees that any Commencement date shown on a Proposed Schedule that is not reserved via a Binding Order [*****] prior to the Commencement date may be made available by Lonza to other customers. In that event, Lonza shall work with Elusys and shall exercise commercially reasonable efforts to schedule another mutually agreeable Commencement date.

5.2	Binding Order. From time to time, Customer shall notify Lonza in writing of the actual number of Batches it is ordering for manufacture. A “Binding Order” shall arise upon Lonza’s acceptance of such notice and Lonza shall be committed to commence production of such Batches and Elusys shall be committed to pay for that number of Batches, or pay the Batch cancellation payments set forth in Section 5.3.
5.3	Batch Cancellation. Elusys may cancel any Batch (as all or part of a Binding Order) for any reason by giving written notice to Lonza. If such notice is delivered to Lonza [*****] before Lonza’s then projected commencement date for such Batch, and subject to Section 18.3, Elusys shall pay Lonza a sum equal to [*****]of the Batch Price otherwise payable for such Batch, which payment to Lonza shall become due at [*****] and such payment shall satisfy in fall all payment obligations from Elusys to Lonza with respect to such cancelled Batch(es).
5.4	Lonza will use commercially reasonable efforts to secure a new project (but excluding any project then under contract with Lonza) for the cGMP manufacturing space, and for the same dates and duration that would have been occupied by Elusys, and then, in such case, the cancellation payment for each Batch cancelled that is replaced by a Batch of the new project shall be reduced by an amount equal to [*****] of the production fees associated with such replacement Batch.

In the event of cancellation in accordance with Sections 5.3, 6.3 and 18.3, [*****].  In the event that Elusys cancels a Batch at any time in accordance with Sections 6.3 and 18.3, the cancellation payment terms of Section 5.3 shall not apply; instead Lonza shall promptly return to Elusys any payments Elusys has made with respect to such Batch(es) including any payments made in accordance with Section 13.

5.5	Rescheduling. Lonza shall have the right to reasonably reschedule a Commencement date of any Batch or Campaign upon reasonable prior written notice to Elusys, [*****]. Requests to reschedule the Commencement date [*****] may be mutually agreed by parties.
5.6	Purchase Obligation. [*****].
5.7	Form of Purchase Order: Where Elusys issues any Purchase Order in respect of any Batches, any additional or inconsistent terms or conditions of any purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby excluded.
6.	Provision of the Services.
6.1	Diligence: Lonza shall use commercially reasonable efforts to diligently carry out the Services as required pursuant to the terms of this Agreement, and may not Subcontract for the Services to be performed by a third-party without prior written consent by Elusys.

6.2	Safety Stock: Prior to the beginning of each Campaign, Lonza shall purchase (to the extent not in inventory) safety stock of Raw Materials (excluding resins) for the equivalent of [*****] Safety Stock will be purchased at Elusys’ expense and invoiced upon use in the Process or expiry. Prior to the beginning of each Campaign, Safety Stock of resins (to the extent not in inventory) for the equivalent of [*****] shall be purchased at Elusys’ expense and invoiced upon receipt of the resins by Lonza.
6.3	Procedure to Cure Supply Deficiencies. If Lonza fails to Deliver a Batch as set forth in the relevant Binding Order, or if a Batch does not meet the Specifications or was not manufactured in accordance with cGMP, such event shall constitute a “Supply Deficiency.” If there is a Supply Deficiency, Lonza shall take one or more of the following steps to remedy the situation, as determined by the Steering Committee:
6.3.1	Utilize suitable production capacity (i.e., fully validated for production of Batches of the Anthim BDS) of Lonza or its Affiliates not then committed to third party customers; and
6.3.2	Coordinate and cooperate with Elusys, through the Steering Committee, to use reasonable commercial efforts to reschedule Batches of Anthim BDS ordered hereunder as quickly as possible in order to maximize Lonza’s ability to rectify the Supply Deficiency while minimizing the disruption to any Binding Order then in force and any commitments to third party customers.
6.4	If, within [*****] of a Supply Deficiency, Lonza determines that it is unable (or the Parties agree that there is no reasonable likelihood that Lonza will be able) to deliver to Elusys the Binding Order [*****] of any such Supply Deficiency, Lonza shall, at Elusys’ discretion:
6.4.1	Promptly return to Elusys all payments made by Elusys as to the affected Batch(es) pursuant to Section 13; or
6.4.2	Credit Elusys’ account with all payments made by Elusys as to the affected Batch(es) and apply the credits toward a future Binding Order.
6.5	Exclusive Remedy. Except as provided in Section 5.3 and this Section 6, Elusys shall not be entitled to cancel any unfulfilled part of the Services, or to refuse to accept the Services, on grounds of late performance, late delivery or failure to produce. The provisions of this Section 6 shall be the sole liability of Lonza and sole remedy of Elusys with respect to any Supply Deficiency.
7.	Delivery and Transportation of Anthim BDS.
7.1	Delivery. The Anthim BDS shall be delivered EXW (Ex Works, as defined by Incoterms 2010) the Facility (“Deliver,” “Delivery,” or “Delivered,” as appropriate). Lonza shall issue to Elusys a Certificate of Analysis on the day of Delivery.

7.2	Packaging and Labeling. Unless otherwise agreed, Lonza will package and label Anthim BDS in accordance with its standard operating procedures. Elusys will inform Lonza in writing in advance of any special packaging and labeling requirements for the Anthim BDS. All additional costs and expenses incurred by Lonza in complying with such special requirements shall be charged to Elusys in addition to the Price.
7.3	Transportation and Insurance. Elusys agrees that it shall collect the Anthim BDS [*****] after notice of availability from Lonza, unless otherwise agreed between the Parties. At Elusys’ request, Lonza will (acting as agent for Elusys) arrange for insurance to cover the Anthim BDS during such [*****] or other agreed period. At Elusys’ request, Lonza will (acting as agent for Elusys) arrange for the transportation of Anthim BDS to a facility in USA designated by Elusys together with insurance for the then applicable Price for the number of Batches transported. All additional costs and expenses incurred by Lonza in arranging transportation and insurance, if applicable, shall be charged to Elusys in addition to the Price. Transportation of the Anthim BDS, whether or not under any arrangements made by Lonza on behalf of Elusys, shall be made at the sole risk and expense of Elusys. In cases where Elusys has not requested Lonza to arrange for transportation of Anthim BDS, Lonza will provide reasonable cooperation with Elusys’ transportation agents in coordinating the collection of Anthim BDS from Lonza’s Portsmouth, NH facility.
7.4	Inspection of Anthim BDS. Where Lonza has made arrangements for the transportation of Anthim BDS under Section 7.3, Lonza shall use its reasonable endeavors to notify Elusys of shipment by facsimile on the date of dispatch. Elusys shall diligently examine the Anthim BDS as soon as practicable after receipt Notice of all claims arising out of:
7.4.1	Damage to or total or partial loss of Anthim BDS in transit shall be given in writing to Lonza and the earner within [*****] of receipt; or
7.4.2	Failure of a shipment of Anthim BDS to arrive shall be given in writing within [*****] of the date on which the shipment was made, as stated in Lonza’s notice of shipment provided on the date of dispatch to Elusys.

Elusys shall make damaged Anthim BDS available for inspection and shall comply with the requirements of any insurance policy covering the Anthim BDS. Lonza shall offer Elusys all reasonable assistance, at Elusys’ cost, in pursuing any claims arising out of the transportation of Anthim BDS, but Lonza’s responsibility shall otherwise be limited by the EXW (Incoterms 2000) shipping term.

7.5	Tests. Promptly following Delivery of a Batch of Anthim BDS, or any sample intended to be representative thereof, Elusys will determine if such Batch meets the applicable Specifications. If the Elusys determines that the Anthim BDS fails to meet the applicable Specifications, then Elusys shall give Lonza written notice thereof within [*****] from the date of the discovery of non-compliance and shall, unless otherwise directed by Lonza, return the Batch for further testing. In the absence of such written notice, the Batch shall be deemed to have been accepted by Elusys as meeting Specifications. If Lonza agrees, or it is determined pursuant to Section 7.6, that the returned Batch fails to meet Specifications and, to the extent that such failure is not due (in whole or in part) to acts or omissions of Elusys or any third party after Delivery of such Batch, the Batch in question shall be regarded as not having been Delivered and shall constitute or contribute towards a Supply Deficiency and entitle Elusys to the rights set forth in Section 6, including those associated with a Supply Deficiency.
7.6	Disputes. If there is any dispute concerning whether a Batch meets the applicable Specifications and/or the reasons therefor, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between Lonza and Elusys or, in the absence of agreement by operation of the provisions of Section 20.2. The costs of such independent expert shall be borne equally between Lonza and Elusys. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both Lonza and Elusys.
8.	Steering Committee.
8.1	Composition of Steering Committee. Promptly following the Effective Date, Lonza and Elusys shall establish a Steering Committee. The Steering Committee shall be comprised of equal numbers of representatives of each Party (not to exceed four representatives of each Party)
8.2	Function of Steering Committee. Without limiting the functions of the Steering Committee set out elsewhere In this Agreement, the role of the Steering Committee shall be to:
8.2.1	Resolve disputes arising between the Parties under this Agreement, as provided in Section 20.2,
8.2.2	Monitor the progress of the Services;
8.2.3	Plan and assess needs for future supply of Anthim BDS;
8.2.4	Discuss and recommend any changes to the Process; and
8.2.5	Oversee the choice and qualification of vendors supplying Raw Materials;
8.2.6	Monitor and discuss the prices of Raw Materials.
8.3	Meetings. The Steering Committee shall meet at such times as the Steering Committee determines to resolve issues arising under and to perform its responsibilities under this Agreement, provided that the Steering Committee shall meet up to [*****] times per calendar year unless otherwise mutually agreed. If any issue to be determined by the Steering Committee is not resolved within [*****] days after submission of the relevant issue to the Steering Committee, such issue shall be referred for resolution to the President or Chief Operating Officer of Elusys and the senior officer of Lonza’s Biopharmaceuticals division (together, the “Presidents’’) as provided in Section 20.2.

8.4	Limitations. The Steering Committee is not empowered to amend the terms of this Agreement.
9.	Process Changes.
9.1	Process. Lonza shall not unreasonably refuse any written request from Elusys to make changes to the Process (for example, changes to the Process which are required by an applicable regulatory authority or applicable laws), but no change to the Process shall be made except by an agreement in writing signed by the authorized representatives of the Parties.
9.2	Specifications. Lonza shall not unreasonably refuse any written request from Elusys to make changes to the Specifications (for example, changes to the Specifications that are required by an applicable regulatory authority or applicable laws), but no change to Specifications shall be made except by an agreement in writing signed by the authorized representatives of the Parties.
9.3	Procedure. Unless a Party has designated an authorized representative by notice to the Steering Committee, changes to Process or Specifications must be approved in writing by an officer of the Party in question.
9.4	Adjustments resulting from Process and Specification Changes. Any changes to a Process or to the Specifications shall be implemented on terms and conditions to be agreed, which may include, but not be limited to, additional development services (to be performed on terms to be agreed), and reasonable adjustments to the Batch Price payable for Services.
10.	Facility.
10.1	On-site representative: Elusys shall be permitted to have, at no additional cost, up to [*****] Elusys employees, consultants or representatives visit a Facility (provided that: (i) Elusys shall provide Lonza with a list of any consultants and/or representatives at least [*****] in advance of such consultants and/or representatives’ first visit to Lonza; (ii) Lonza may require such representative to enter into a confidentiality agreement with Lonza in a form reasonably acceptable to Lonza and (iii) Lonza shall not be required to permit access to any consultant and/or representative of Elusys who is also engaged by a third party biologics manufacturer reasonably determined by Lonza to be a competitor of Lonza), including [*****] Elusys employee, consultant or representative (subject to the proviso above) with reasonable access during the manufacture of the Anthim BDS from vial crack to bulk final fill, for the purpose of observing, reporting on, and consulting as to such manufacturing efforts, including without limitation access to the review of all batch records. Lonza shall reasonably cooperate in enabling such Elusys employee, consultant, representative or Government representative having full access to cany out his or her responsibilities and will make adequate office and desk space, access to computers, networks and phone systems, and other reasonable resources available to such person.
11.	Regulatory Support and Quality Assurance.

11.1	Regulatory Support and Audits. Lonza shall provide regulatory support to Elusys, including annual updates to any drug master files, biologics licenses and other manufacturing or marketing applications and approvals applicable to the Anthim BDS held by Lonza or Elusys and the preparation for and hosting of inspections by the U.S. FDA (or other regulatory authorities) or Elusys (in the case of Elusys’ inspections, at mutually convenient times). Elusys shall be entitled to conduct, and Lonza shall provide regulatory support for, [*****] audit (at mutually convenient times) by Elusys’ personnel of up to [*****] each annually. Lonza agrees to allow [*****] to accompany Elusys on any such inspection or audit provided that: (i) Elusys shall provide Lonza with a list of any representatives at least [*****] in advance of such representatives’ visit to Lonza; (ii) Lonza may require such representative to enter into a confidentiality agreement with Lonza in a form reasonably acceptable to Lonza and (iii) such representative shall act as observer of the audit (i.e., not an auditor) only. Lonza agrees to take and retain samples of Products during the manufacturing process as agreed to by the Parties, and to make such samples available to Elusys [*****] upon reasonable request.
11.2	Additional Regulatory Support. If regulatory support or ancillary development services are required by Elusys in addition to those described herein, an additional charge shall be made to Elusys at Lonza’s standard rates for regulatory services and/or ancillary development services and for disbursements at the time the regulatory and/or ancillary development services are performed. Lonza shall inform Elusys of such charge and obtain Elusys’ written consent to such charge before providing such additional support.
11.3	Regulatory Submissions. Elusys shall advise Lonza of any regulatory submissions regarding the Anthim BDS which may require responses from Lonza to questions from the regulatory authorities in a timely fashion, taking account of the amount of information Lonza is required to provide.
11.4	Amendments. If Lonza is required to amend the way it manufactures or tests the Anthim BDS as a result of a change in any statutory or regulatory requirement after the Effective Date, it shall use all reasonable efforts to comply with such requirement. In this event the Parties shall negotiate in good faith any appropriate revision to the Price to reflect additional costs incurred by Lonza and any appropriate revision to the time schedules for providing the Anthim BDS. Lonza shall not be required or entitled to amend the Services in any way unless and until the Parties have reached such agreement.
11.5	Additional Audits. If Elusys conducts an audit pursuant to its rights under Section 11.1 and,as a result of default on the part of Lonza, Elusys has just cause to conduct further audits in order to satisfy itself as to the matters of default in question, Elusys shall be entitled, without additional payment to Lonza, to conduct up to [*****] additional audits (at mutually convenient times) in order to satisfy itself of the matters in question. Any further audits beyond this number shall be performed on reasonable terms and conditions and at a price to be agreed, based on Lonza’s standard rates.

11.6	Quality Agreement: Responsibility for quality assurance and quality control of Anthim BDS shall be allocated between the Parties as set forth in the Quality Agreement.
12.	RESERVED.
12.1	RESERVED.
13.	Price and Terms of Payment
13.1	Price for Services. In consideration for the performance of the Services, Elusys will pay Lonza the Price as set forth herein The Price for the Services in respect of each Batch shall consist of:
13.1.1	The Batch Price shall be:
(a)	[*****] per Batch for Campaigns of [*****] batches other than such Campaigns that are included in subsection (b) below; and,
(b)	[*****] per Batch for Campaigns of [*****] batches and for each Campaign ordered in 2015 wherein the earliest Commencement date for such Campaign is on or before [*****],

in each case subject to adjustment as set forth in this Agreement.  The Batch Price shall be established upon placement of the Binding Order.  Thereafter, if the Campaign is divided into smaller campaigns at the discretion of Lonza, the Batch Price shall remain at the price established upon placement of the Binding Order.  In the event Elusys requests Campaigns to be divided into smaller Campaigns the Batch Price shall be adjusted to reflect the actual Campaign size for each of the smaller Campaigns.

13.1.2	The Raw Materials Fee in respect of each Batch, as set forth in Sections 13.6 and 13.7, below
13.2	Annual Batch Price Adjustment. On or about [*****], Lonza may, by written notice to Elusys, increase the Batch Price in accordance with the increase for the previous calendar year in the US Department of Labor’s Bureau of Labor Statistics Pharmaceutical Preparations Index (ethical PCU 325414) or, if such index is no longer available, such index by which it is replaced; provided that Batch Prices shall not be increased pursuant to this Section 13.2 by more than [*****] for any single calendar year (“Batch Price Adjustment”). A Batch will be subject to a Batch Price Adjustment pursuant to this Section 13.2 if, (a) the Binding Order covering such Batch was accepted by Lonza after the date on which such Batch Price Adjustment was implemented; or (b) the Binding Order covering such Batch was accepted by Lonza prior to the date on which such Batch Price Adjustment was implemented and the Commencement date of such Batch was originally scheduled more than [*****] after such Binding Order was accepted by Lonza.
13.3	Batch Price Adjustments for Exceptional Items. The Batch Price shall be changed to reflect:

13.3.1	Additional costs Incurred by Lonza in the manufacture of Anthim BDS as a result of fluctuations of regional utility rates at Lonza’s Portsmouth facility (including without limitation water, electricity, and natural gas prices) that cause Lonza’s total utility costs for manufacture of Anthim BDS to increase by more than [*****] compared to such costs at the time the then current Batch Price was agreed. In the event that the Batch Price is increased to adjust for a fluctuation of the regional utilities cost, such increase will be reevaluated annually thereafter. If such annual review shows regional utilities cost decreases, then such increase shall be reduced or eliminated to reflect such decreased cost.
13.3.2	Changes in the Batch Price caused by mutually agreed alteration of a Process or Specifications, provided that, in each case, Elusys has received a written estimate of the change in costs and a reasonable demonstration of the items of cost or expense in question
13.4	Compliance with Regulatory Requirements. Lonza shall comply with all regulatory requirements from time to time applicable to the Services and in accordance with the other applicable legal requirements of the jurisdiction in which the Anthim BDS is manufactured. Such compliance shall be at Lonza’s cost except to the extent that such requirements (that could not reasonably have been expected or anticipated as of the Effective Date following diligent inquiry into current and proposed federal, state, local and other regulatory requirements) cause Lonza to engage in significant modifications to the Facility; in such instances the Parties shall negotiate in good faith any appropriate revision to the Batch Price to reflect additional costs incurred by Lonza and any appropriate revision to the time schedules for providing the Anthim BDS. In this event the costs shall be allocated between Lonza, Elusys and any other customer for whom such regulatory requirements are also applicable. If Elusys requests Lonza to comply with any other legal or regulatory requirements, Lonza shall use reasonable commercial efforts to do so provided that.
13.4.1	Elusys shall be responsible for informing Lonza in writing of the precise requirements which Elusys is requesting Lonza to observe;
13.4.2	Such requirements do not conflict with any mandatory requirements under the laws of the location of the manufacture of the Anthim BDS;
13.4.3	Lonza shall be under no obligation to ensure that the information furnished by Elusys pursuant to Section 13 4.1 complies with the applicable requirements of any jurisdiction; and
13.4.4	All costs and expenses properly incurred by Lonza in complying with Elusys’ requests regarding the requirements referred to in Sections 13.4.1 through 13.4.3 shall be charged to Elusys, in addition to the Price.
13.5	Payment of Batch Price. Elusys shall pay Lonza the Batch Price against Lonza’s invoices therefor, as follows:
13.5.1	Lonza shall invoice Elusys [*****] of the Batch Price upon Commencement of work for such Batch; and

13.5.2	Lonza shall invoice Elusys [*****] of the Batch Price on the delivery of the Certificate of Analysis.
13.6	Raw Materials Fee. The Raw Materials Fee shall be equal to [*****] of the Raw Materials actually used in the Process, plus a handling charge of [*****] of such costs (except in respect of Raw Materials which are chromatography resins), plus freight, taxes and insurance. No handling charge shall be payable in respect of Raw Materials which are chromatography resins. Lonza shall maintain records pertaining to the calculation of the Raw Materials Fee. Elusys may audit such records, not more often than once in any calendar year, using independent auditors, provided such auditors have accepted the same obligations of confidentiality as Elusys hereunder in respect of such records.
13.7	Payment of Raw Materials Fee. The Raw Materials Fee for Safety Stock will be invoiced according to Section 6.2. Lonza shall invoice Elusys for the Raw Materials Fee in respect to all consumable Raw Materials (other than Safety Stock) to be used for the production of each Batch of Anthim BDS upon Release of such Batch. Lonza will invoice Elusys for the Raw Materials Fee in respect of chromatography resins, which are purchased for use in performing the Process at such time as the resins are received by Lonza.
13.8	Taxes. Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of any other taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority in respect of the Services and delivery of Anthim BDS (other than taxes on Lonza’s income), which shall be paid by Elusys.
13.9	Invoices. All invoices are strictly net and payment of undisputed items must be made within [*****] of date of invoice. Payment shall be made without deduction, set-off, lien or counterclaim of any nature. Lonza may defer production of further Batches if timely payment of outstanding invoices is not made within [*****] of a second written demand (i.e., a written demand issued after failure to settle an invoice which invoice shall count as the first written demand) for payment to Elusys. If Elusys reasonably believes it will not be able to pay Lonza within [*****] days of date of invoice, Elusys shall immediately advise Lonza and the Parties will discuss in good faith reasonable accommodations regarding the timing of such payment. If either Party disputes the validity of any item or part of an item included in an invoice, the matter may be referred to the Steering Committee who shall resolve such dispute and may determine whether, pending resolution, an extension of time for payment of such disputed item is appropriate.
13.10	Interest on Late Payments. Interest on late payments of invoices and other amounts from time to time owed by either Party to the other hereunder shall accrue at the annual rate of [*****] the U.S. prime rate from time to time as quoted in The Wall Street Journal (on the last business day of each calendar month).
14.	Recalls.

14.1	Assistance of Lonza. Subject to Section 14.2, if Elusys recalls the Anthim BDS (voluntarily or by order of a regulatory body) or is required to respond to inquiries of regulatory bodies relating to the Services hereunder, Lonza agrees to provide reasonable assistance to Elusys at Elusys’ sole expense. Any assistance to be provided by Lonza in response to inquiries of regulatory authorities shall be provided on terms to be agreed at Lonza’s standard rates for providing such assistance.
14.2	Reimbursement by Lonza. Subject to the limitations of Lonza’s liability to Elusys set out in this Agreement, Lonza agrees to reimburse Elusys for reasonable, direct, documented expenses incurred by Elusys as a result of recall of a Anthim BDS mandated by law or by an applicable regulatory body, but only to the extent Lonza’s breach of this Agreement, negligence or willful misconduct in performing the Services has caused such recall to be required.
15.	Representations and Warranties; Indemnification.
15.1	Lonza Representations and Warranties. Lonza represents and warrants that:
15.1.1	Lonza has the corporate power and authority to enter into this Agreement;
15.1.2	Lonza has, and subject to Section 15.1.9 below, shall at all times throughout the term of this Agreement have, the right to use the Process and the Lonza Information;
15.1.3	Any of the Processes used by Lonza, any related Patent Rights, and any Lonza Information not owned by Lonza are licensed to Lonza under a license which will permit their use by Lonza to perform the Services;
15.1.4	The Services shall be performed in accordance with this Agreement;
15.1.5	The Anthim BDS manufactured and Delivered to Elusys pursuant to Services performed under this Agreement shall be manufactured pursuant to cGMP and substantially in accordance with the relevant master batch record;
15.1.6	The Anthim BDS manufactured and Delivered to Elusys pursuant to the Services performed under this Agreement shall meet the relevant Specifications when Delivered;
15.1.7	Unencumbered title to all Anthim BDS will be conveyed to Elusys upon Delivery;
15.1.8	As of the Effective Date, the Lonza Information is owned by Lonza or Lonza is otherwise entitled to use it for the purposes of providing Services under this Agreement and during the term of this Agreement Lonza shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;
15.1.9	To the best of Lonza’s knowledge and belief, the use by Lonza of the Process (excluding any modifications or steps made or developed by

Elusys) and Lonza Information for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party;
15.1.10Lonza will promptly notify Elusys in writing if it receives a claim or allegation from a third party that the use by Lonza of the Process and/or the Lonza Information for Services infringes any intellectual property rights vested in such third party; and
15.1.11Lonza has and shall maintain, during the term of this Agreement, all government permits, including but not limited to health, safety and environmental permits, necessary for the conduct of the Services.
15.1.12As of the Effective Date, neither Lonza nor any of its principals have been debarred, suspended or proposed for debarment by the Federal Government;
15.1.13The cost or pricing data (as defined in Section 15.401 of the Federal Acquisition Regulation (FAR) and required under FAR subsection 15.403-4) submitted to Elusys by Lonza contains certain estimates (by way of example, without limitation, in respect of Raw Materials provided by third parties). Accordingly, the cost and pricing data provided in this Agreement represents Lonza’s good faith estimates, made using commercially reasonable efforts, but may be subject to change; and
15.1.14Lonza will not use funds provided under this Agreement to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress an officer or employee of Congress, or an employee of a Member of Congress in connection with any of the following covered Federal actions: the awarding of any Federal contract; the making of any Federal grant; the making of any Federal loan; the entering into of any cooperative agreement; or the modification of any Federal contract, grant, loan, or cooperative agreement.
15.1.15Lonza acknowledges that U.S. Executive Orders and Laws, including but not limited to Executive Order 13224 and Public Law 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism, and shall ensure compliance with such Executive Orders and Laws.
15.1.16THESE WARRANTIES ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND LONZA HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THAT PURPOSE IS KNOWN TO LONZA), TITLE AND NON-INFRINGEMENT.

15.2	Elusys Representations and Warranties. Elusys represents and warrants that:
15.2.1	Elusys has the corporate power and authority to enter into this Agreement;
15.2.2	Elusys has, and subject to Section 15.2.4 below, shall at all times throughout the term of this Agreement have, the right to supply the Cell Line, the other Elusys Materials and the Elusys Information to Lonza;
15.2.3	Any of the Cell Line, the other Elusys Materials, Elusys Information and Elusys Patent Rights not owned by Elusys are licensed to Elusys under a license which will permit their use by Lonza to perform the Services;
15.2.4	To the best of Elusys’ knowledge and belief, the use by Lonza of the inventions claimed in the Elusys Patent Rights, the Cell Line, other Elusys Materials and Elusys Information for the Services (including without limitation for the manufacture of the Anthim BDS but excluding any modifications to the Cell Line, other Elusys Materials or Elusys Information made or developed by Lonza) will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party;
15.2.5	Elusys will promptly notify Lonza in writing if it receives a claim or allegation from a third party that the Cell Line, other Elusys Materials, Elusys Information or the Elusys Patents, or that the use by Lonza of any of the foregoing for the provision of the Services, infringes any intellectual property rights of such third party; and
15.2.6	THESE WARRANTIES ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND ELUSYS HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE.
15.3	Indemnification by Elusys. Elusys shall indemnify, defend and hold Lonza and its Affiliates (the “Lonza Indemnified Parties”) harmless against all claims, actions, costs, expenses (including reasonable legal fees and disbursements) or other liabilities whatsoever in respect of third party claims, demands or actions arising out of or relating to:
15.3.1	Elusys’ breach of any of its representations and warranties set forth in Section 15.2;
15.3.2	Infringement of any intellectual property of a third party by the manufacture, use or sale of the Anthim BDS;
15.3.3	Any claims alleging Lonza’s use of: (i) the Cell Line, (ii) other Elusys Materials, (iii) the Elusys Information, (iv) Elusys Patent Rights, or (v) any Process steps or components which are or become part of the Process by virtue of written requests by Elusys following the Effective Date that they should be included in the Process, in the course of performing the Services infringes or is alleged to infringe any rights

(including without limitation any intellectual property rights) of a third party or misappropriates or is alleged to misappropriate the trade secrets of a third party;
15.3.4	Any product liability (including personal injuries to or economic losses by a third party) in respect of the Anthim BDS, except to the extent that Lonza has indemnified Elusys under Section 15.4.5;
15.3.5	Any claims by employees, agents or vendors of Elusys unless such claim is caused by the gross negligence or willful misconduct of Lonza; and
15.3.6	Any gross negligence or willful misconduct of Elusys in relation to the use, processing, storage or sale of the Anthim BDS, or the marketing of the pharmaceutical product in which the Anthim BDS is used; provided, however, that the foregoing indemnification obligations shall not apply to the extent such claims, actions, costs, expenses or other liabilities are caused by the gross negligence, willful misconduct, or breach of this Agreement by Lonza.
15.4	Indemnification by Lonza. Lonza shall indemnify, defend and hold Elusys and its Affiliates harmless against all claims, actions, costs, expenses (including reasonable legal fees and disbursements) or other liabilities whatsoever in respect of third party claims, demands or actions arising out of or relating to:
15.4.1	Lonza’s breach of any of its representations and warranties set forth in Section 15.1;
15.4.2	Lonza’s violation of any applicable environmental law in connection with the performance of the Services unless such violation is proximately caused by the misrepresentation, gross negligence or willful misconduct, or express written instruction of Elusys;
15.4.3	Any claims alleging Lonza’s use of: (i) the Lonza Information, or (ii) any Process, steps or components which are part of the Process on the Effective Date, or become part of the Process other than by virtue of written requests by Elusys following the Effective Date that they should be included in the Process, in the course of providing the Services infringes or is alleged to infringe any rights (including without limitation any intellectual property rights) of a third party or misappropriates or is alleged to misappropriate the trade secrets of a third party;
15.4.4	Any claims by employees, agents or vendors of Lonza, unless such claim is caused by the gross negligence or willful misconduct of Elusys; and
15.4.5	Any product liability suffered by a third party to the extent that such product liability arises as a result of a defect in the Anthim BDS Delivered by Lonza which defect arose from a negligent act, negligent omission or willful misconduct of Lonza in the performance of the Services, or a material breach of any of Lonza’s representations, warranties, covenants or other obligations under this Agreement; and

provided, however, that the foregoing indemnification obligations shall not apply to the extent such claims, actions, costs, expenses or other liabilities are caused by the gross negligence, willful misconduct, or breach of this Agreement by Elusys.
15.5	Procedure for Indemnification. In the event of a Party seeking indemnification from the other Party, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnitor”) in writing of the claim and the Indemnitor shall manage and control, at its sole expense, the defense of the claim and its settlement. Upon timely notice, once the Indemnitor assumes responsibility for such defense, the Indemnitor shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the prior written consent of the Indemnitor, provided, however, that the Indemnified Party may: (i) engage counsel to review and comment on the actions undertaken by Indemnitor in the defense of any claim and Indemnitor shall pay the reasonable costs of such counsel; and (ii) may otherwise participate in the defense of any claim through its own counsel at its own expense. The Indemnified Party shall cooperate fully with the Indemnitor in the defense of any such claim. The Indemnitor shall not accept any settlement which imposes liability not covered by this indemnification or restrictions on the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall at the Indemnitor’s cost take such action as the Indemnitor may reasonably and properly require to defend any such claim, unless such action conflicts with or prejudices the Indemnified Party’s proper business interests, or might reasonably be expected to do so. Nothing contained in this Section 15.5 shall oblige the Indemnified Party to take any action or steps in its own name in defending any claim, action or proceedings. Notwithstanding any other rights of Lonza under this Agreement, in the event that any such claim against Elusys and for which Elusys is the Indemnitor results in the inability or prohibition of Lonza to manufacture the Anthim BDS, then any lost Batch Price in respect of Batches that were scheduled under a binding order for manufacture during the period of such inability or prohibition that cannot be later rescheduled for production without disruption to Lonza’s obligations to Elusys or its other customers shall be included in the losses and damages resulting from such claim, in accordance with Section 5.3.
15.6	Insurance. Lonza shall obtain and maintain General Liability and Products Liability insurance coverage of the types and in the amounts customary and consistent with biopharmaceutical industry standards, but in any case not less than the amount of [*****] per event or directly connected series of events. Without limiting the foregoing, Lonza shall obtain and maintain insurance which covers business interruption. Elusys shall obtain and maintain General Liability and Products Liability insurance coverage which is customary and consistent with biopharmaceutical industry standards but in any case not less than the amount of [*****] per event or directly connected series of events, naming Lonza and its Affiliates as additional insured and providing that Lonza shall be notified at least [*****] in advance of any termination of such coverage.
16.	Limitations of Liability

16.1	Lonza Limitation of Liability. WITH THE EXCEPTION OF CLAIMS AS A RESULT OF DEATH, PERSONAL INJURY, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, THE LIABILITY OF LONZA TO ELUSYS FOR ANY LOSS SUFFERED BY ELUSYS AS A RESULT OF A BREACH OF THIS AGREEMENT BY LONZA, OR OF ANY OTHER LIABILITY ARISING OUT OF THIS AGREEMENT, AND THE SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO THE PAYMENT OF DAMAGES IN AN AMOUNT NOT TO EXCEED THE BATCH PRICE SET FORTH IN THIS AGREEMENT (INCLUDING THE ASSOCIATED RAW MATERIAL FEE FOR ALL RAW MATERIALS OTHER THAN RESIN).
16.2	Disclaimer of Consequential Damages. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR THE FOLLOWING LOSSES OR DAMAGES HOWSOEVER CAUSED (EVEN IF FORESEEABLE OR IN THE CONTEMPLATION OF LONZA OR CUSTOMER SHOULD HAVE BEEN FORESEEABLE)
16.2.1	LOSS OF PROFITS, BUSINESS OR REVENUE, OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON; OR
16.2.2	PUNITIVE, EXEMPLARY, OR MULTIPLE DAMAGES WHETHER SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON.
17.	Elusys Information, Lonza Information and Patent Rights.
17.1	Confidential Information. Elusys acknowledges that Lonza Information and Lonza acknowledges that Elusys Information delivered pursuant to this Agreement are delivered subject to obligations of confidentiality. Each agrees to keep the Lonza Information or the Elusys Information secret and confidential, respect the other’s proprietary rights therein and to make use of and permit to be made use of such information only for the purposes of performing the Services hereunder, and not without the other Party’s prior written consent disclose or permit the Lonza Information or such Elusys Information to be disclosed to any third party except as expressly provided herein.
17.2	Disclosure to Affiliates, employees, etc. Elusys and Lonza shall grant access to confidential Lonza Information or confidential Elusys Information only to Affiliates, employees, consultants, marketing collaborators and contractors who reasonably need to know such information for legitimate purposes and who are subject to the same obligations of confidentiality as Lonza and Elusys under appropriate secrecy agreements
17.3	Third Parties. Lonza and Elusys each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any Affiliate of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which come into its possession under this Agreement.

17.4	Exceptions. The confidentiality obligations under this Section 17 shall not extend to any information which:
17.4.1	Is or becomes generally available to the public otherwise than by reason of a breach by the receiving Party of the provisions of this Section 17;
17.4.2	Is known to the receiving Party, as evidenced by contemporaneous written records, prior to its receipt from the disclosing Party and free of any confidentiality obligation to any third party;
17.4.3	Is subsequently disclosed to the receiving Party without being made subject to an obligation of confidence by a third party;
17.4.4	Lonza or Elusys may be required to (or is advised by counsel that it is highly advisable to) disclose under any statutory, regulatory, stock exchange or similar legislative requirement or court order; provided however, that (i) the receiving Party gives the disclosing Party prior written notice, as practicable and allowable, of such required disclosure and assists the disclosing Party in its reasonable efforts to prevent or limit such disclosure; and (ii) the information so disclosed pursuant to this Section 17.4.4 otherwise remains Lonza Information or Elusys Information, as the case may be, for the purposes of this Section 17; or
17.4.5	The receiving Party can demonstrate by contemporaneous written records was independently discovered by the receiving Party or its employees without reference to any information received from the other Party hereto.
17.5	Lonza hereby acknowledges that, under the terms of Elusys’ [*****] Contracts, Elusys may be required to disclose Lonza Information [*****]. Prior to any such disclosure, Elusys shall advise Lonza of the Lonza Information it wishes to disclose and Lonza shall have up to thirty (30) days during which to review the proposed disclosure and delete, disguise or generalize any Lonza Information that can reasonably be regarded as qualifying limited rights data [*****]. Following Lonza’s review (and including any deletion or disguise made by Lonza), Elusys shall be entitled to disclose the Lonza Information [*****]. If there is any dispute between the Parties about any deletion or disguising of any information made by Lonza, the Parties shall negotiate in good faith and agree upon the content of the proposed disclosure, if Lonza and Elusys are unable to agree upon the content of such disclosure, Lonza shall provide such information directly [*****], subject to appropriate confidentiality protections being in place between Lonza [*****]. Notwithstanding the foregoing, at all times Elusys will take all legal and reasonable steps to protect Lonza Information, including but not limited to protecting qualifying Lonza information as limited rights data [*****]. Notwithstanding any provision of this Agreement to the contrary, and without limiting any other rights of Lonza with respect to qualifying limited rights data, it is acknowledged that Lonza policies and procedures generally applicable to production or quality operations in Lonza CMO facilities will be considered “qualifying limited rights data” under this Agreement [*****], and that Lonza may withhold such policies and procedures from Elusys [*****] notwithstanding any request for disclosure thereof In the event Lonza utilizes a subcontractor to perform any of the Services, Lonza will use reasonable efforts to obtain from such subcontractors data required to be disclosed [*****] subject to the limitations set forth therein provided such data is identified by Elusys prior to performance of such Services by such subcontractor.
17.6	No License. Each Party acknowledges that, except as expressly provided herein or pursuant to a separate agreement between the Parties existing now or entered into in the future, such Party shall not at any time have any right, title, license or interest in or to the Lonza Information or Elusys Information as the case may be, Patent Rights or any other intellectual property rights relating to the Process which are owned by the other Party or its Affiliates or to which the other Party or its Affiliates is otherwise entitled
18.	Termination.
18.1	Termination by Elusys. Elusys may in its sole discretion terminate this Agreement for any reason by giving not less than [*****] notice in writing to Lonza, provided that no such termination may become effective until the end of the Initial Term.
18.2	Termination by Lonza. Lonza may in its sole discretion terminate this Agreement for any reason by giving not less than [*****] notice in writing to Elusys, provided that no such termination may become effective until the end of the Initial Term.
18.3	Termination for Cause. Lonza and Elusys may each terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:
18.3.1	If the other materially breaches this Agreement, and (in the case of a breach capable of remedy) such breach is not remedied within [*****], or, if such breach is incapable of remedy within [*****], the other Party fails to commence actions within such [*****] to remedy such breach pursuant to a plan reasonably acceptable to the complaining Party; or
18.3.2	If the other ceases for any reason to carry on business, dissolves, liquidates, winds up, or files or is petitioned into bankruptcy, liquidation, rehabilitation or dissolution or becomes insolvent or fails generally to pay its debts or obligations or a petition is filed seeking the appointment of or the taking possession by a receiver custodian, trustee or similar official.
18.3.3	For the avoidance of doubt, in the case of termination of this Agreement by Elusys pursuant to this Section 18.3, the Batch cancellation payments set forth in Section 5.3 shall not be payable and any amounts paid by Elusys therefor shall be promptly returned by Lonza to Elusys.
18.4	Effect of Termination Generally. Upon the termination of the Agreement for whatever reason:

18.4.1	Lonza shall promptly return all Elusys Information to Elusys (to the extent legal or regulatory requirements permit) and shall dispose of, or return to Elusys the Elusys Materials and any materials derived therefrom, as directed by Elusys; and
18.4.2	Subject to any rights granted to Elusys pursuant to Section 18.5 or the GS License, Elusys shall promptly return to Lonza (to the extent legal and regulatory requirements permit) all Lonza Information it has received from Lonza; and
18.4.3	Subject to any rights granted to Elusys pursuant to Section 18.5 or the GS License, Elusys shall not thereafter use or exploit the Lonza information in any way whatsoever, except to the extent necessary to sell, transfer or otherwise dispose of Anthim BDS Delivered to Elusys prior to such termination. No licenses shall arise or be deemed to have arisen hereunder either by default, estoppel or otherwise except as expressly set forth herein; and
18.4.4	Lonza may thereafter use or exploit the Lonza Information in any way whatsoever without restriction; and
18.4.5	Lonza and Elusys shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Section 18.4.
18.4.6	Binding Orders shall remain in effect unless cancelled by Elusys pursuant to Section 5. With respect to a termination pursuant to Section 18.1, Elusys shall (i) make the applicable payments to Lonza as set forth in Section 5.3 of this Agreement for any Batches that are cancelled, and (ii) pay Lonza for all Non-Production Services actually performed as of the date of such termination and expenses reasonably incurred by Lonza in giving effect to such termination, and (iii) pay Lonza for the reasonable expenses incurred by Lonza as a result of terminating any contractual commitments entered into under this Agreement with respect to unperformed Non-Production Services that are, at the time of termination, scheduled to be performed. Except as otherwise specifically set forth in this Section 18.4.6, Elusys shall have no obligation to pay for Non Production Services not actually performed as of the date of such termination.
18.5	Technology Transfer. In the event that during the term of or upon expiration or termination of this Agreement, Elusys notifies Lonza of its wish to obtain a license from Lonza (with the right to sublicense) to utilize the Lonza Information, Process, or any part thereof for the production of Anthim BDS either at its own facility or that of a third party, or any other intellectual property of Lonza or its Affiliates (whether or not patentable) reasonably necessary for the manufacture of the Anthim BDS, the Parties shall negotiate in good faith an agreement containing the commercially reasonable terms upon which such a license shall be granted and related technology shall be transferred, and shall thereafter enter into the same. Such negotiations shall be based on Lonza’s standard terms for the grant of such licenses and the transfer of such technology applying at the time in question. The Parties agree that prior to the incorporation of any patentable intellectual property a royalty, if any, which would be associated with such patentable intellectual property, shall be disclosed to Elusys and Elusys shall have the option to include or exclude such patentable intellectual property within the Process. In the event that Elusys agrees to incorporate any additional patentable intellectual property within the Process then the royalty associated with such patentable intellectual property shall be in addition to any other royalty payable by Elusys to Lonza.
18.6	Accrued Rights. The end of the term or prior termination of this Agreement for whatever reason shall not affect the accrued rights of either Lonza or Elusys arising under this Agreement. Notwithstanding the foregoing, upon termination of the Agreement and payment of all amounts accruing prior to and as of the date of termination (including those set forth in Section 18.4.6), Elusys shall have no further financial obligations to Lonza in respect of payment for the Services, and neither Party shall have any further financial obligation to the other in respect to such obligations accruing after the effective date of termination, other than to the extent required under the surviving provisions of the Agreement. The following provisions shall survive the expiration or termination of the Agreement 15.1.16 (Warranty disclaimer by Lonza), 15.2.6 (Warranty disclaimer by Elusys), 15.3 (Indemnification by Elusys), 15.4 (Indemnification by Lonza), 15.5 (Procedure for Indemnification), 16 (Limitations of Liability),17 (Elusys Information, Lonza Information and Patent Rights), 18.4 (Effect of Termination Generally), 18.5 (Technology Transfer). (Accrued Rights), 20.1 (Governing Law) and 20.2.(Arbitration).
19.	Federal Acquisition Regulations.

[*****]

20.	Governing Law, Jurisdiction and Enforceability.
20.1	Governing Law. The construction, validity, performance and enforcement of this Agreement shall be governed by the laws of State of Delaware, without giving effect to the principles of conflicts of law thereof.
20.2	Arbitration.
20.2.1	In the event of the failure on the part of any required representative of the Parties hereto or the Steering Committee to resolve any matter required by this Agreement to be agreed, or in the event of any other dispute or claim arising between the Parties under this Agreement, the Parties shall attempt by good faith negotiations to resolve such dispute or claim between them by reference to the Presidents, who shall negotiate in good faith during a period of not less than sixty (60) days to resolve such matter, dispute or claim. In the event the Parties are unable to resolve such dispute or claim within the required time, the dispute shall be submitted to binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. Each Party shall select one arbitrator and the two (2) arbitrators so selected shall choose a third arbitrator to resolve the dispute. All arbitrators shall be independent of the Parties and shall not have any present or past relationship with either Party. Prior to the commencement of arbitration, each Party shall certify that its chosen arbitrator is competent to decide such dispute and the two (2) arbitrators so certified shall jointly certify that their chosen third arbitrator is likewise competent to decide such dispute. Such competence may include the ability to understand disputes which are primarily scientific in nature or which require expertise and knowledge of processes related to the commercial development of a human therapeutic or diagnostic product which is peculiar to persons in the biotechnology or pharmaceutical industry The Parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of ninety (90) days after the commencement of the arbitration. In any such arbitration, the arbitrators will not have the right to modify the terms and conditions of this Agreement. As a result, the rights and obligations of the Parties will be determined only in accordance with the terms and conditions of this Agreement and any award will be only in accordance with the terms and conditions of this Agreement. A reasoned arbitration decision shall be rendered in writing and shall be binding and not be appealable to any court in any jurisdiction. The arbitration proceedings shall be conducted in the English language and shall be held in New York, New York. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.
20.2.2	Injunctive Relief. Notwithstanding the provisions of this Section 20.2, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction.
20.3	No Waiver No failure or delay on the part of either Lonza or Elusys to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.
20.4	Severability. The illegality or invalidity of any provision (or any part thereof) of this Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision, as the case may be
21.	Miscellaneous.
21.1	Assignment. Neither Party shall be entitled to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that both Parties shall be entitled without the prior written consent of the other to assign this Agreement to an Affiliate or to any joint venture company of which that Party is the beneficial owner of more than fifty per cent (50%) of the issued voting share capital thereof or to any company to which that Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise. Any assignment not permitted by this Section 21 1 shall be void and of no effect whatsoever.
21.2	Ability to Direct Affiliates to Perform Services. Lonza has, and during the Term shall have, the right to and, during the Term, shall direct Lonza Biologics, Inc. (Portsmouth, NH) to perform the Services contemplated under and in accordance with this Agreement. Lonza hereby guarantees the performance by Lonza Biologics, Inc. of any of the Services performed on behalf of Lonza
21.3	Publicity. The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement (not previously published pursuant to this Section 21.3) shall require the prior written approval of Lonza and Elusys, except to the extent required by law.
21.4	Entire Agreement. This Agreement embodies the entire agreement and understanding between Lonza and Elusys relating to the subject matter hereof and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, with respect to its subject matter other than those contained in this Agreement. The terms of this Agreement supersede all previous agreements and understandings between Lonza and Elusys relating to the Services.

21.5	Independent Contractor. Each Party to this Agreement acts as an independent contractor and nothing in this Agreement shall be construed to create a relationship of partnership, principal and agent, or joint venture between the Parties.
21.6	Notices. Any notice or other communication to be given under this Agreement shall be delivered personally or sent by first class pre-paid registered or certified mail, return receipt requested, nationally recognized courier service or facsimile transmission addressed as follows:

If to Elusys, to:

Elusys Therapeutics, Inc.
25 Riverside Drive, Unit 1
Pine Brook, New Jersey 07058
For the attention of: Vice President, Corporate Development
Facsimile: 973-808-0322

If to Lonza, to:

Lonza Sales AG
Muenchensteinerstrasse 38
CH-4002, Basel
Switzerland
For the attention of General Counsel
Facsimile: +41 61 316 9111

with a copy to:

Lonza Biologics Inc.
101 International Drive
Portsmouth, NH 03801
For the attention of: Site Head
Facsimile: 603.601.5051

or to such other address as either Party hereto may hereafter notify the other in accordance with the provisions of this Section.  All such notices or other communications shall be deemed to have been delivered as follows:

•	If delivered personally, at the time of such delivery;
•	If sent by registered or certified mail, five (5) business days (Saturdays, Sundays and public holidays excluded) after mailing, provided that a return receipt has been received by the sender;
•	If sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;
•	If sent by courier service, two (2) days after being dispatched.
21.7	Headings. The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement.

21.8	Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.
21.9	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

[next page is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ELUSYS THERAPEUTICS, INC. Signature: Printed Name: Title:	LONZA SALES AG Signature: Printed Name: Title:
Signature Printed Name: Title:

SCHEDULE 1

Services

Upon Lonza’s acceptance of a “Binding Order” Lonza shall execute such binding order to the current, effective versions of the following Process Descriptions and Records:

Process Descriptions:

USPO-9901“IN5069 Inoculum Process Description H46”

USPO-9902“FE5069 Fermentation Process Description H46”

USPO-9903“PR509 Primary Recovery Process Description H46”

USPO-9924“PP5069 Purification Process Description for 197377”

Process Records:

USPO-9908

USPO-9909

USPO-9910

USPO-9911

USPO-9912

USPO-9913

USPO-9914

USPO-9915

USPO-9916

USPO-9917

USPO-9918

USPO-9921

USPO-11666

With respect to each Batch, Elusys shall ensure that Lonza has adequate quantities of Cell Line and Product reference standard on hand [*****] prior to Commencement.

SCHEDULE 2

Elusys Materials in Lonza’s Possession

[*****]

SCHEDULE 3

Elusys Patent Rights

US Pat. No. 7,446,182 B1	Recombinant Antibodies for the Detection and Neutralization of Anthrax Toxin	G. Georgiou et al.	11/05/02	Issued 11/04/08	Ownership: Elusys Therapeutics
AU Pat. No. 2002354047			04/07/04	Issued 03/06/08
Can Pat. No. 2,465,891			05/03/04	Issued 05/15/12
EP Pat. No. 1 451 338			06/04/04	Issued 10/09/11
US Pat. No. 8,093,360 B2	Antibodies That Bind B. Anthracis Exotoxin, Formulations Thereof, and Methods of Use	L. Casey et al.	09/28/07	Issued 01/10/12
US Patent Application No. 12/076,082	Anti-Anthrax Antibody, Formulations and Methods of Use	L. Casey et al.	03/30/11	Notice of Allowance 09/10/2013

SCHEDULE 4

Specifications

Per current, effective USPO-10083 SN5069 Specification for Bulk Purified H46 Product P/N 197377.

SCHEDULE 5

Quality Agreement

Per current, effective UKSL-17080 Quality Agreement dated 28January2013 between Lonza and Elusys.

SCHEDULE 6

[*****]

* When applicable

[*****]

* When applicable

SPECIAL CONTRACT REQUIREMENTS

[*****]

EXPORT CONTROL

Subcontractor is responsible for ensuring compliance with all export control laws and regulations that may be applicable to the export of and access to their proposed technologies, including compliance with the International Traffic in Arms Regulation (ITAR) and the Export Administration Regulations (EAR).

LABORATORY LICENSE REQUIREMENTS (May 1998)

The Contractor shall comply with all applicable requirements of Section 353 of the Public Health Service Act (Clinical Laboratory Improvement Act as amended).  This requirement shall also be included in any subcontract for services under the contract.

REPORTING MATTERS INVOLVING FRAUD, WASTE AND ABUSE

Anyone who becomes aware of the existence of apparent existence of fraud, waste and abuse in DHHS funded programs is encouraged to report such matters to the HHS Inspector General’s Office in writing or on the Inspector General’s Hotline.  The toll-free number is 1-800-HHS-TIPS (1-800-447-8477).  All telephone calls will be handled confidentially.  The e-mail address is Htips@os.dhhs.gov.

Office of Inspector General
Department of Health and Human Services
TIPS HOTLINE
P.O. Box 23489 Washington, DC 20026